Rule 424(b)(5)
Registration No. 333-104574

PRICING SUPPLEMENT NO. 1
Dated November 4, 2003

To Prospectus Dated April 24, 2003 (the “Prospectus”)

WASHINGTON GAS LIGHT COMPANY
MEDIUM-TERM NOTES, SERIES G
DUE ONE YEAR OR MORE FROM DATE OF ISSUE

Principal Amount: $37,000,000

[X] Fixed Rate Note [X] Book Entry Note	[ ] Floating Rate Note [ ] Certificated Note

Issue Price (as a percentage of
   principal amount):                                      99.375%

Original Issue Date:	November 7, 2003

Maturity Date:	November 7, 2013

Redemption:

[X] Optional Redemption:
Type:	[X] Make-whole redemption
Make-Whole Premium: 20 bps
[ ] Other Redemption
Initial Redemption Price: ____________________
Initial Redemption Date: ____________________
Percentage amount by which Initial Redemption Price
decreases each year: ____________________

[ ] Other Redemption
Type:  ____________________
Redemption price:  ____________________
Redemption dates: Each payment date beginning  ____________________

Applicable Only to Fixed Rate Notes:

Interest Rate: 4.88%

Interest Payment Dates: March 15 and September 15

Applicable Only to Floating Rate Notes:

Base Rate:	Maximum Interest Rate: ____________________
[ ] Commercial Paper Rate	Minimum Interest Rate: ____________________
[ ] Prime Rate	Interest Reset Dates: ____________________
[ ] CD Rate	Interest Reset Period: ____________________
[ ] Federal Funds Effective Rate	Interest Payment Dates: ____________________
[ ] LIBOR	Interest Payment Period: ____________________
[ ] Treasury Rate	Interest Determination Dates: ____________________
[ ] Other Rate

Initial Interest Rate:   ____________________
  Index Maturity:         ____________________
Spread (plus or minus): __________________
      Spread Multiplier:     ____________________

This Pricing Supplement relates to the original issuance and sale by Washington Gas Light Company of the Medium-Term Notes, Series G, described herein through Banc One Capital Markets, Inc. as Agents.

Use of Proceeds: The net proceeds from Trade No. 1 will be used to fund the advance redemption of $36,000,000 principal amount and premium for early redemption of the company’s 6.95% Medium-Term Note Series B-11 due November 16, 2023.